EXHIBIT 99.17
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AT THE TRUST                         AT THE FINANCIAL RELATIONS BOARD
Karen Dickelman                      Georganne Palffy
Investor Relations                   Analyst Inquiries
312/683-3671                         312/640-6768
ir@banyanreit.com
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FOR IMMEDIATE RELEASE
FRIDAY, JULY 14, 2000



                         BANYAN STRATEGIC REALTY TRUST
                DECLARES SECOND QUARTER 2000 CASH DISTRIBUTION


CHICAGO, JULY 14, 2000 - Banyan Strategic Realty Trust (Nasdaq:BSRTS) today declared a quarterly cash distribution of 12 cents per share for the second quarter ended June 30, 2000. The distribution is payable August 21, 2000 to shareholders of record as of July 21, 2000.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. These properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois and smaller markets such as Huntsville, Alabama, Louisville, Kentucky, Memphis, Tennessee, and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date, the Trust has 14,201,689 shares of beneficial interest outstanding.



               SEE BANYAN'S WEBSITE AT http:www.banyanreit.com.

       FOR FURTHER INFORMATION REGARDING BANYAN FREE OF CHARGE VIA FAX,
                    DIAL 1-800-PRO-INFO AND ENTER "BSRTS".



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